Exhibit 21.1

Subsidiaries of Wayne Farms, Inc.*

Legal Name	State of Organization
Wayne Farms LLC	Delaware

*      After giving effect to the Reorganization Transactions described under “Summary—The Reorganization Transactions” and “Organizational Structure” in the accompanying prospectus.